Exhibit 10.27

THE READER’S DIGEST ASSOCIATION, INC.
READER’S DIGEST ROAD
PLEASANTVILLE, NY 10570-7000

MARY G. BERNER	TELEPHONE: (914) 244-5105
President and CEO	FAX: (914) 244-7555
mary_berner@rd.com

July 27, 2007

Jeffrey S. Spar

27 Boulder Ridge Road

Scarsdale, NY 10583

Dear Jeff:

This letter (the “Agreement”) serves to confirm those payments and benefits that you will receive in consideration of your agreement to waive your participation in The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management, The Reader’s Digest Association, Inc. 2006 Income Continuation Plan for Senior Management (the “ICPs”), your agreement to cancel that certain agreement between you and The Reader’s Digest Association, Inc. (the “Company”) dated March 28, 2003 providing for certain benefits upon your termination of employment (the “Termination Agreement”), your agreement to waive participation in The Reader’s Digest Association, Inc. Severance Plan and in any and all successors to such plan and any other Company plan or policy respecting severance and/or separation pay or benefits (all such plans are referred to herein as the “Severance Plans”) and your agreement to the non-compete and non-solicitation restrictions stated below.

1.                                       The Company agrees to make a cash payment to you of $500,000.00 within 10 business days of the execution of this Agreement, and a cash payment to you of $800,000 on January 2, 2008 (collectively, “Payment Dates”). In consideration and exchange for these payments you agree:

(a)                                  to waive your participation in the ICPs, cancel the Termination Agreement and waive your right to participate in the Severance Plans, all effective upon the execution of this Agreement,

(b)                                 should you decide to voluntarily terminate your employment with the Company prior to January 2, 2009, you agree to provide the Company with not less than 90 days advance written notice (“90-day Notice”) of any such termination and you agree to devote your full-time, good faith efforts to provide the Company with such transition assistance as it may reasonably request during that notice period. Should the Company determine that you have not complied with this 90-day Notice requirement, you agree to repay to the Company in a single lump sum within 10 business days of receiving written notice from the Company an amount equal to twenty five percent (25%) of the payments actually made to you as of that date under this Agreement under this paragraph 1 as liquidated damages.

(c)                                  You acknowledge and agree that no conditions exist currently that would constitute a Constructive Termination under the ICPs, that this Agreement does not constitute a Constructive Termination under the ICPs and that you waive any right you may have to declare a Constructive Termination under the ICPs.

2.                                       In addition, the Company agrees to make a cash payment to you of $300,000.00 within 10 business days of the execution of this Agreement. In exchange for this payment you agree: (a) not to render any services at any time during the 24-month period after your termination of employment with the Company and its affiliates (the “Restricted Period”) for any organization, or to engage, directly or indirectly, in any business which is competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, provided, however, that the only organizations and businesses which shall be covered by this non-compete restriction shall be those set forth on Exhibit A hereto, and (b) not to directly or indirectly, solicit, induce or hire (or identify for the purpose of soliciting, inducing or hiring) any non-clerical employee of the Company or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire). Should the Company have reasonable cause to believe and determine in good faith that you are in breach of any aspect of these non-compete and/or non-solicitation restrictions at any time during the Restricted Period, you agree to repay to the Company within 10 business days of receiving written notice from the Company the $300,000.00 payment as liquidated damages, which shall be the Company’s sole monetary remedy with respect to such breach.

3.                                       Should you voluntarily terminate your employment without Good Reason (as defined below) effective before any Payment Date, or should you provide the 90-day Notice of such voluntary termination prior to November 15, 2007, you acknowledge and agree that you will forfeit any payment due with respect to any Payment Date occurring after such termination or notice, as the case may be. In the event the Company terminates your employment other than for Cause or you terminate your employment for Good Reason prior to any Payment Date, payments not made to you as of your termination date with respect to any subsequent Payment Date shall be paid to you in a lump sum payment on your termination date. For purposes of this Agreement “Good Reason” shall have the definition and procedures for determination as described in the Termination Agreement, notwithstanding the cancellation of the Termination Agreement under the terms of this Agreement “Cause” shall mean termination of your employment occurring by reason of:

(a)                                  Your willful and continued failure to perform substantially your duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness or following your delivery of a notice of termination for Good Reason as defined in the Termination Agreement), after written notice by the undersigned of this Agreement and your failure to effectively cure the failure within 10 business days of delivery of such notice;

(b)                                 Your conviction of, or plea of guilty or nolo contendere to, a felony or another charge involving moral turpitude;

(c)                                  A material violation of any written material Company policy, including but not limited to a material violation of the Company’s Proprietary and Confidential Information Policy or a material violation of the Company’s Ethical, Legal and Business Conduct Policies

4.                                       The Company believes that the payments made to you under this Agreement will not result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). However, in the event that an excise tax under Section 4999 of the Code is imposed on you based on the payments made to you under this Agreement (or any payment you received from the Company as the result of the transaction involving the Company which was consummated on March 2, 2007) , the Company agrees to provide you with a tax gross up equal to the tax gross up that would have been provided had the payments been made pursuant to The Reader’s Digest Association, Inc. 2001 Income Continuation Plan for Senior Management ( the “2001 ICP”) under the same terms and conditions and for this purpose, Section 5.9 of the 2001 ICP is specifically incorporated herein and made a part of this Agreement by this reference.. In addition, the Company shall provide you with (A) a gross-up payment in an amount equal to the amount of any interest and excise tax that are imposed on you due to the application of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended, to any payments to which you are entitled pursuant to this letter, and (B) an amount equal to any income tax imposed as a result of such gross-up payment.

5.                                       Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior agreements, or understandings, written or oral, relating to the subject matter hereof, including, but not limited to, the ICPs, the Termination Agreement and the Severance Plans. The Company may withhold from any payments under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling. In the event of your death or termination because of your Disability while any amounts are still payable to you under this Agreement, the Company shall pay all such unpaid amounts to you or your designated beneficiary or, if none has been designated, to your estate. For these purposes, “Disability” will be determined in accordance with Internal Revenue Code Section 409A(a)(2)(C) and the regulations and guidance issued thereunder.

6.                                       This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the consent of the other party.

7.                                       Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.                                       This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State. The parties hereby agree and consent to exclusive jurisdiction of any dispute under this Agreement in the federal or state courts of Westchester County in New York State. .

9.                                       By execution of this Agreement on behalf of the Company, the undersigned certifies and affirms that she has the requisite authority to sign this Agreement on behalf of the Company and the appropriate approvals necessary for its execution have been obtained from the Company’s Board of Directors and/or its compensation committee (if such committee is duly authorized by the Board of Directors to authorize such agreements).

Very truly yours,

The Reader’s Digest Association, Inc.

By:	/s/ Mary G. Berner
	Name:	Mary G. Berner
	Title:	President and CEO

Agreed to and accepted as of 8/1, 2007

By:	/s/ Jeffrey S. Spar
Name: Jeffrey S. Spar